Exhibit 4.6

Execution Copy

DATE: April 10, 2007

(1)	Great Joy Group Limited
(2)	THE SEVERAL PERSONS NAMED IN SCHEDULE 1
(3)	NOAH EDUCATION HOLDINGS LTD.
(4)	BVI EXISTING SHAREHOLDERS
(5)	WFOEs

SHARE PURCHASE

AGREEMENT

concerning Ordinary Shares in

NOAH EDUCATION HOLDINGS LTD.

SHARE PURCHASE AGREEMENT

DATED: April 10, 2007

BETWEEN:

1)	Great Joy Group Limited, a company incorporated in Samoa with its registered office at Offshore Chambers, P.O. Box 217, Apia, Samoa (“Purchaser”);

2)	Each of the persons listed in Schedule 1 attached hereto (each an “Ordinary Share Seller”, collectively, the “Ordinary Share Sellers”);

3)	NOAH EDUCATION HOLDINGS LTD., a company incorporated in the Cayman Islands with its registered office at M&C Corporate Services Limited, P.O.Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (“Company”). The Company particulars are set out in Schedule 2;

4)	BVI EXISTING SHAREHOLDERS (as defined below); and

5)	WFOEs (as defined below).

WHEREAS

(A)	The Ordinary Share Sellers own 9,100,085 Ordinary Shares of the Company;

(B)	The Ordinary Share Sellers intend to sell to the Purchaser, and the Purchaser intends to purchase from the Ordinary Share Sellers certain number of Ordinary Shares.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement and the other Transaction Documents and of the mutual benefits to be derived herefrom and therefrom, the parties hereto agree as follows:

1.	INTERPRETATION

1.1	In this Agreement, including the Recitals, the Schedules and the Exhibits, the following expressions shall, except where the context otherwise requires, have the following meanings:

“2006 Audited Annual Net Income”

the Company’s net income after tax as defined under IFRS for the twelve-month period starting from January 1, 2006 and ending on December 31, 2006,

plus the sum of all amounts deducted in arriving at such audited net income to make provisions for (i) any stock-based compensation related charges or expenses, (ii) any one-time transaction fees, including brokerage fees, legal fees and accounting fees incurred in connection with the Company’s prior uncompleted listing on the AIM market of the London Stock Exchange, and (iii) any extraordinary expense charges to the Company arising from the issuance of Series A Preference Shares of the Company in April 2004 and in connection with certain redemption and purchase option features of such issuance; it being understood that the 2006 Audited Annual Net Income will be derived from its equivalent as set forth in the 2006 Audited Financial Statements, after its reconciliation to IFRS from US GAAP. The Purchaser may, at its discretion, engage an accounting firm of international standing to perform such reconciliation, provided that the Purchaser shall bear all related costs and expenses of such engagement. The parties hereto agree that the 2006 Audited Annual Net Income after such reconciliation performed by such accounting firm applying its independent professional judgment shall be the final 2006 Audited Annual Net Income for purpose of the representation under Clause 13 of Schedule 5 of this Agreement.

“2006 Audited Financial Statements”

the audited financial statements of the Company and its consolidated entities for the twelve-month period starting from January 1, 2006 and ending December 31, 2006, prepared in accordance with US GAAP;

“Amended and Restated Shareholders’ Agreement”

an amended and restated shareholders’ agreement entered into by and among the Company, the Selling Shareholders, Gallop Jumbo International Limited Dynamic View Investments Limited, Alpha Century Assets Limited, Master Topful Limited, and Lehman Brothers Commercial Corporation Asia Limited, dated March 16, 2007;

“Associate”

(i)	as to any body corporate, any other body corporate, unincorporated entity or person directly or indirectly Controlling, directly or indirectly Controlled by or under direct or indirect common Control with, such body corporate; and

(ii)	as to any individual, his spouse, or legitimate child;

“Business”

the research and development, manufacture, and distribution of electronic education products of the Company and its subsidiaries;

“Business Day”

a day, excluding Saturdays, on which banks in Hong Kong are open for business throughout their normal business hours;

“BVI Existing Shareholders”

Three (3) individuals who hold legal and beneficial ownership of the entire registered capital of the Ordinary Share Sellers, namely, XU Dong, TANG Benguo, and WANG Xiaotong as specified in Schedule 3;

“Completion”

the completion of the purchase and sale of the Selling Shares in accordance with the provisions in Clause 4 hereof;

“Completion Date”

has the meaning given to it in Clause 4.1 hereof;

“Conditions”

the pre-completion conditions set out in Clause 2;

“Consent”

includes an approval, authorisation, exemption, filing, licence, order, permission, permit, recording or registration (and references to “obtaining consents” shall be construed accordingly);

“Control”

in relation to a body corporate, the power of a person directly or indirectly to secure that the affairs of such body corporate are conducted in accordance with the wishes of that person:

(i)	by means of the holding of shares or the possession of voting power (either at shareholder level or director level) in or in relation to that or any other body corporate; or

(ii)	by virtue of any powers conferred by the memorandum and articles of association or by-laws or other similar documents regulating that or any other body corporate;

“Group Companies”

the Company and the WFOEs;

“Hong Kong”

the Hong Kong Special Administrative Region of the PRC;

“IFRS”

means the International Financial Reporting Standards as currently in effect, and as promulgated, amended or supplemented by the International Accounting Standards Board from time to time.

“Intellectual Property”

all forms of intellectual property and rights thereof including without limitation, any patent, copyright, registered design or unregistered design right, trade mark, service mark, goodwill, know-how and any application for any of the foregoing, as listed in Exhibit B;

“Lien”

any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever, including, but not limited to, such Liens as may arise under any contract;

“Material Adverse Effect”

any (a) event, occurrence, fact, condition, change, development or effect that is materially adverse or is reasonably expected to be materially adverse to the business, operations, results of operations, condition (financial or otherwise), properties (including intangible properties), assets (including intangible assets) or liabilities of the Company or any of the WFOEs (taken as a whole) or (b) material impairment of the ability of the Company, any of the WFOEs or any of the Selling Shareholders to perform their respective obligations hereunder or under the other Transaction Documents;

“Memorandum and Articles of Association”

the memorandum and articles of association of the Company from time to time;

“Ordinary Shares”

ordinary shares of par value of US$0.0001 each in the capital of the Company;

“Ordinary Share Price”

has the meaning defined in Clause 3.1 of this Agreement;

“Ordinary Share Sellers”

the several persons named in Schedule 1, holders of ordinary shares;

“Purchase Price”

sum of Ordinary Share Price;

“PRC” or “China”

the People’s Republic of China;

“Qualified IPO”

a firmly underwritten initial public offering by the Company of its Ordinary Shares on any public stock exchange of international reputation and standing with total offering proceeds to the Company of not less than US$50 million (or any cash proceeds of other currency of equivalent value) (before deduction of underwriters commissions and expenses);

“Selling Ordinary Shares”

has the meaning defined in Clause 3.1 of this Agreement;

“Selling Shares”

the Selling Ordinary Shares;

“Selling Shareholders”

Ordinary Share Sellers;

“Shares”

all shares of the Company, including the Ordinary Shares

“Tax”

any form of tax in any part of the world including, without limitation, all forms of income tax, profits tax, interest tax, stamp duty, estate duty, value added tax, value appreciation tax, withholding tax, property tax, capital gains tax and all levies, duties, charges, fees, social security contributions, deductions and withholdings whatsoever charged or imposed by any statutory, governmental, state, federal, provincial, local or municipal authority whatsoever and wheresoever, and any interest, penalty, surcharge or fine in connection therewith or arising therefrom;

“Transaction Documents”

this Agreement ;

“US$” or “US Dollar”

United States dollars, the lawful currency of the United States of America;

“US GAAP”

generally accepted accounting principles in the United States;

“Warranties”

the representation, warranties and undertakings as set out in Clause 5 and Schedules 5 and 6;

“Warrantors”

each of the BVI Existing Shareholders, the Ordinary Share Sellers and the Group Companies;

“WFOEs”

the three companies incorporated in Shenzhen, China and 100% owned by the Company as listed in Schedule 4, and Bright Sound Limited which is 100% beneficially, but indirectly, owned by the Company.

1.2	In this Agreement:

(a)	references to recitals, clauses, sub-clauses, Schedules and Exhibits are to the clauses and sub-clauses of, and the recitals, schedules and exhibits to, this Agreement;

(b)	references to any statutory provision or any rule or regulation (whether or not having the force of law) shall be construed as references to the same as amended, varied, modified, consolidated or re-enacted from time to time and to any subordinate legislation made under such statutory provision;

(c)	references to parties are to parties of this Agreement;

(d)	words importing the singular include the plural and vice versa, words importing one gender include every gender, and references to persons include bodies corporate and unincorporated;

(e)	headings are for ease of reference only and shall not affect the interpretation of this Agreement; and

(f)	references to a document in the “agreed form” are references to a document the form of which has been or may from time to time be agreed among all parties hereto.

1.3	The recitals, the Schedules and the Exhibits form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Recitals, the Schedules and the Exhibits.

1.4	All references to dates and time are, unless the context requires otherwise, to Hong Kong time.

2.	CONDITIONS PRECEDENT

2.1	Completion of this Agreement by the Purchaser shall be conditional on the fulfilment of all of the following conditions:

(a)

The representations and warranties of the Company and the Selling Shareholders contained in Clause 5 and Schedules 5 and 6 shall be true, correct and complete in all material respects when made, and shall be true, correct and complete in all material respects on and as of the Completion Date with the same effect as though such representations and warranties had been made on and as of the date of such Completion Date.

(b)	Each of the Company and the Selling Shareholders shall have performed and complied, with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Completion Date.

(c)	Each of the Company and the Selling Shareholders shall have obtained, all authorizations, approvals, waivers or permits of any competent governmental authority or regulatory body for the consummation of all of the transactions contemplated by this Agreement that are required in connection with the lawful transfer of the Selling Shares pursuant to this Agreement, and all such authorizations, approvals, waivers and permits shall be effective as of the Completion Date.

(d)	The Company shall have, at the Company’s expense, prepared and submitted to the Purchaser prior to the Completion Date, the management accounts of the Company for the 2006 fiscal year, prepared using the same accounting standards and on the same bases as the Company’s historical management accounts.

(e)	The Purchaser shall have completed, to its reasonable satisfaction, its business, legal and financial due diligence, and any items requiring correction identified by the Purchaser shall have been corrected to the Purchaser’s reasonable satisfaction. Without limiting the foregoing, the Purchaser shall have received from the Company all documents and other materials reasonably requested in writing by the Purchaser for the purpose of examining and determining the rights of the Company and the WFOEs in and to any technology, products and Intellectual Property now used, proposed to be used in, or necessary to the Company or the WFOEs’ business as now conducted and presently proposed to be conducted, and the status of its ownership or licensing (as applicable) rights in and to all such technology, products and Intellectual Property shall be reasonably satisfactory to the Purchaser.

(f)	The Purchaser’s investment committee or investment approval authority, as the case may be, shall have approved, and not have revoked the approval of, the terms of the investment and the transactions contemplated herein and in the Transaction Documents.

(g)	All of the existing holders of Shares of the Company shall have approved this Agreement and each of the other Transaction Documents, and the transactions contemplated herein and therein. In particular, each of the holders of Shares of the Company other than the Selling Shareholders shall have waived their respective right of first refusal, co-sale rights or other consent rights under the articles of association of the Company, as well as under any other agreements relating to their Shares in the Company to which they are parties.

(h)	All corporate and other proceedings in connection with the transactions contemplated herein and in the other Transaction Documents and all other documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser shall have received all such counterpart original or other copies of such documents as it may reasonably request.

(i)	Except as otherwise provided in Exhibit A, no action, suit, proceeding, claim, arbitration or investigation shall have been instituted, and to the knowledge of the Selling Shareholders, threatened prior to the Completion Date against any of the Selling Shareholders, the Company, the WFOEs, or the Purchaser seeking to enjoin, challenge the validity of, or assert any liability against any of them on account of, any transactions contemplated by this Agreement and the other Transaction Documents.

(j)	There shall not have occurred prior to the Completion Date any event or transaction reasonably likely to have a Material Adverse Effect.

2.2	In the event that any of the Conditions specified in Clause 2.1 has not been fulfilled (or waived by the Purchaser in writing) by 5:00 pm on April 2, 2007 (or such later date as the parties may mutually agree in writing), this Agreement may be terminated by written notice to other parties, at the Purchaser’s own election and discretion, after which this Agreement shall be of no further force or effect.

2.3	Each of Selling Shareholders and the Group Companies shall use its reasonable endeavours to procure the fulfilment of the Conditions on or before the date set forth in Clause 2.2.

2.4	Completion of this Agreement by the Selling Shareholders shall be conditional on the fulfilment of all of the following conditions (or waived by the Company or the Selling Shareholders in Writing):

(a)	The representations and warranties of the Purchaser contained in Clause 6 shall be true, correct and complete when made, and shall be true, correct and complete on and as of the Completion Date with the same effect as though such representations and warranties had been made on and as of the Completion Date.

(b)

To the extent required by law or contract, all of the existing holders of Shares of the Company shall have approved this Agreement and each of the other Transaction Documents, and the transactions contemplated herein and therein. In particular, each of the holders of Shares of the Company other than the

Selling Shareholders shall have waived their respective right of first refusal, co-sale rights or other consent rights under the articles of association of the Company, as well as under any other agreements relating to their Shares in the Company to which they are parties.

(c)	Except as otherwise provided in Exhibit A, no action, suit, proceeding, claim, arbitration or investigation shall have been instituted, and to the knowledge of the Selling Shareholders, threatened prior to the Completion Date against any of the Selling Shareholders, the Company, the WFOEs, or the Purchaser seeking to enjoin, challenge the validity of, or assert any liability against any of them on account of, any transactions contemplated by this Agreement and the other Transaction Documents.

2.5	In the event that any of the Conditions specified in Clause 2.4 has not been fulfilled or has not otherwise been waived by parties entitled to waive by 5:00 pm on April 15, 2007 (or such later date as the parties may mutually agree in writing), this Agreement shall terminate, after which this Agreement shall be of no further force or effect.

3.	PURCHASE AND SALE OF SHARES

3.1	Subject to the terms and conditions of this Agreement, at the Completion (as defined below), the Purchaser agrees to purchase from each of the Ordinary Share Sellers, and each of the Ordinary Share Sellers agrees to sell to the Purchaser, such number of the Company’s Ordinary Shares indicated opposite such Ordinary Share Seller’s name in Schedule 1 attached hereto (referred to collectively as the “Selling Ordinary Shares”), at US$12.28416 per share, for the amount of purchase price set forth therein (such purchase price in the aggregate, the “Ordinary Share Price”).

3.2	The number of Shares to be delivered pursuant to and/or the Ordinary Share Price per Selling Ordinary Share shall be equitably adjusted in the event of any stock split, stock dividend, stock issuance, recapitalization or reorganization after the date of this Agreement and prior to the Completion.

4.	COMPLETION

4.1	Subject to the terms and conditions set forth in this Agreement, the Completion of the transactions contemplated by Clause 4.2 of this Agreement shall take place at the offices of O’Melveny & Myers in Hong Kong SAR, China, on a day as agreed to between the Selling Shareholders and the Purchaser but in any event within five (5) business days following the date of the satisfaction or waiver of all of the conditions set forth in Clause 2 hereof (such date of Completion, the “Completion Date”).

4.2	At the Completion:

(a)	Each Selling Shareholder shall deliver to the Company certificates representing all the Shares held by such Selling Shareholder immediately prior to the Completion;

(b)	the Purchaser shall pay to accounts specified by the relevant Selling Shareholders, by wire transfer in immediately available funds or by other payment methods mutually agreed to between the Purchaser and the relevant Selling Shareholders, the respective portion of the Purchase Price that each Selling Shareholder is entitled to receive under Clause 3 of this Agreement;

(c)	The Company shall deliver to each Selling Shareholder a certificate representing that number of Shares that is equal to the number of Shares held by such Selling Shareholder immediately prior to the Completion less such Selling Shareholder’s Selling Shares under Clause 3 of this Agreement;

(d)	The Company shall deliver to the Purchaser certificates representing the Selling Shares that the Purchaser is purchasing pursuant to Clause 3 of this Agreement; and

(e)	The Company and each Selling Shareholder shall deliver all other documents (including the share transfer forms, if applicable), duly executed where so required, evidencing the full and effective transfer of titles of the Selling Shares from the Selling Shareholders to the Purchaser or an entity nominated by the Purchaser and the Company shall present for inspection the Company’s register of members evidencing such title transfers.

5.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE WARRANTORS

5.1	Each of the Warrantors hereby jointly and severally represents and warrants to and undertakes with the Purchaser that each of the matters set out in Schedule 5 are as at the date hereof and will be for all times up to and including the Completion Date, true and correct in all respects.

5.2	Each of the Selling Shareholders hereby severally but not jointly represents and warrants to and undertakes with the Purchaser that each of the matters set out in Schedule 6, as applicable that relates to such Selling Shareholder, is as at the date hereof and will be for all times up to and including the Completion Date, true and correct in all respects.

5.3	Each of the Warranties refers only to matters and facts subsisting as at the date hereof up to the Completion, and the right to claim for breach of any Warranties will survive until the earlier of (i) the closing of a Qualified IPO and (ii) June 30, 2009.

5.4	Each of the Warranties is without prejudice to any other Warranty and, except where expressly stated otherwise, no provision contained in this Agreement shall govern or limit the extent or application of any other Warranty.

5.5	Each of the Warrantors undertakes to notify the Purchaser in writing as soon as practicable of any matter or event which becomes known to it prior to the Completion which may render any Warranty made by it hereunder to be or to have been untrue or inaccurate in any material respect.

5.6	The rights and remedies of the Purchaser in respect of a material breach of any Warranty shall not be affected by any due diligence review or investigation made by or on behalf of the Purchaser into the affairs of any Group Company.

5.7	Notwithstanding any rule of law or equity to the contrary, any release, waiver or compromise or any other arrangement of any kind whatsoever which the Purchaser may agree to or effect in relation to any of the Warrantors in connection with this Agreement, and in particular the Warranties, shall not affect the rights and remedies of the Purchaser as regards to any other parties.

5.8	Each of the Warrantors hereto hereby severally but not jointly represents and warrants to the Purchaser that it has full power and authority to enter into and perform this Agreement; this Agreement when executed and delivered by it shall constitute valid and legally binding obligations of such party enforceable in accordance with their respective terms except as enforcement thereof may be subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

5.9	Each of the Warrantors undertakes, in relation to any Warranty which refers to his knowledge or information, that he has made reasonable enquiry into the subject matter of that Warranty and that he does not have the knowledge or information or belief that the subject matter of that Warranty may not be true, complete or accurate.

5.10	Each of the Warrantors hereby jointly and severally undertakes to perform this Agreement, and undertakes to indemnify the Purchaser, subject to Clause 8 hereof, for any failure to perform this Agreement.

5.11	None of the Warranties nor any benefit nor claim thereunder may be assigned to any person without the prior written consent of the Purchaser.

5.12	Each of the Group Companies hereby acknowledge and agree that it is providing representations, warranties, covenants and indemnities to the Purchaser in this Agreement to entice the Purchaser to become a shareholder of the Company for purpose of facilitating the Company’s Qualified IPO. It being understood that the Purchaser is entering into this Agreement and the other Transaction Documents in reliance of the Group Companies’ representations, warranties, covenants and indemnities hereunder and thereunder.

6.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE PURCHASER

6.1	The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its formation. The Purchaser (i) has all requisite corporate power and authority to own its assets and to carry on its business as now being conducted by it and (ii) is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except in the case of clause (ii) where the failure to be so qualified or licensed would not reasonably be expected, in the aggregate, to materially impair its ability to perform its obligations hereunder or under the other Transaction Documents to which it is a party.

6.2	The Purchaser has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by the Purchaser and the performance by it of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Purchaser and no other corporate or stockholder proceedings or actions are required to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the other parties thereto, constitutes a valid and binding agreement of the Purchaser, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

6.3	The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to which it is a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby do not and will not (i) violate, conflict with or result in a breach by the Purchaser of the certificates of incorporation, by-laws or equivalent documents of the Purchaser, (ii) violate, conflict with or result in a breach of, or constitute a default by the Purchaser (or create an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Liens upon any of the properties of the Purchaser under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which the Purchaser or any of its properties may be bound, (iii) violate or result in a breach of any governmental order or law applicable to the Purchaser or any of its properties or (iv) require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration with, any governmental authority, except, with respect to the foregoing clauses (ii), (iii) and (iv) above, as would not, individually or in the aggregate, reasonably be likely to materially impair its ability to perform its obligations hereunder or under the other Transaction Documents to which it is a party.

6.4 (a)	At the time the Purchaser was offered the Selling Shares that it is purchasing pursuant to this Agreement, it was, and it is, an “accredited investor” as defined in Rule 501 of Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

(b)	The Purchaser is acquiring the Selling Shares that it is purchasing pursuant to this Agreement for investment for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. The Purchaser has no direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Selling Shares, in violation of the Securities Act or any other applicable state securities law.

(c)	The Purchaser acknowledges that the Selling Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law.

7.	ADDITIONAL UNDERTAKINGS

7.1	The Company shall deliver, and the Selling Shareholders shall cause the Company to deliver, as promptly as possible after they become available, the 2006 Audited Financial Statements to the Purchaser’s reasonable satisfaction.

7.2	Each of the Company and the Selling Shareholders shall use their reasonable efforts to achieve a Qualified IPO prior to June 30, 2008.

7.3	Each of the Purchaser and Selling Shareholders hereby agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to abide by the terms of the Memorandum and Articles, each as may be amended from time to time. Each of the Purchaser and Selling Shareholders further agrees to execute and deliver, or cause to be executed and delivered, such other documents, certificates, agreements and other writings and to take, or cause to be taken, such other actions as reasonably deemed necessary in order to consummate or implement expeditiously the provisions of the Company’s Memorandum of Association and Articles of Association, each as may be amended from time to time.

7.4	The Purchaser shall comply with all relevant rules and regulations applicable to the Company, the Company’s shareholders and the Company’s listing. In particular, the Purchaser will not engage in any activity regarding the Company’s Shares that may constitute unlawful market manipulation under applicable law.

8.	INDEMNITY

8.1	The Warrantors hereof jointly and severally undertake to fully indemnify the Purchaser, its officers and employees and Associates, and to keep them harmless from and against all losses, liabilities, costs and damages (including without limitation legal costs) (excluding lost profits and consequential or punitive damages) (“Losses”) which may be suffered or incurred by any of them in connection with, arising out of or as a result of any of the following:

(a)	any of the Warranties under Schedule 5 including but not limited to warranties regarding tax and incorporation matters, hereof not being true and correct in all respects or not being fully complied with at all times; and

(b)	any of the Warrantors’ undertakings in Clause 7, other undertakings or obligations in this Agreement, not being fully performed or fully complied with at all times.

8.2	The Ordinary Share Sellers hereof severally and not jointly undertake to fully indemnify the Purchaser, its officers and employees and Associates, and to keep them harmless from and against all Losses which may be suffered or incurred by any of them in connection with, arising out of or as a result of any of the Warranties under Schedule 6 hereof not being true and correct in all respects or not being fully complied with at all times.

8.3	Anything to the contrary notwithstanding, other than in the case of the representations and warranties set forth in Clauses 1, 2, 3 and 4 of Schedule 6 of this Agreement,

(a)	the Purchaser shall not be entitled to recover from any Ordinary Share Seller for any Losses under this Clause 8 arising from the failure of a representation and warranty by such Ordinary Share Seller contained herein to be true and correct (or for breach of any covenant or agreement of the Ordinary Share Seller contained herein) unless and until the total of all such Losses indemnifiable hereunder exceeds US$250,000, provided that when such amount is exceeded, the Ordinary Share Seller shall be liable for all amounts including the first US$250,000; and

(b)	the liability of any Ordinary Share Seller for any Losses under this Clause 8 and for any other damages for breach of any representation and warranty herein shall in no event exceed such Ordinary Share Seller’s share of the Ordinary Share Price.

8.4	The indemnification provided in this Clause 8, subject to the limitations set forth herein, shall be the exclusive post-Completion remedy available to the Purchaser in connection with any Losses arising out of or resulting from this Agreement and the transactions contemplated hereby and for any other damages for breach of any representation and warranty herein.

9.	SEVERABILITY

If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired.

10.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the parties in connection with the subject matter of this Agreement and supersedes all previous term sheets, proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and no party has relied or is entitled to rely on any such term sheets, proposals, representations, warranties, agreements or undertakings.

11.	REMEDIES AND WAIVERS

11.1	No delay or omission by any party in exercising any right, power or remedy provided by law or under this Agreement shall:

(a)	affect that right, power or remedy; or

(b)	operate as a waiver of it.

11.2	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

11.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

12.	PUBLIC ANNOUNCEMENTS

12.1	The purchase of the Selling Shares in the Company by the Purchaser from the Selling Shareholders, including without limitation the existence of such purchase and the terms and conditions of this Agreement, the term sheets preceding this Agreement and the Amended and Restated Shareholders’ Agreement shall be confidential information and shall not be disclosed by any party hereto or any of their Associates to any person not being a party hereto except as permitted under this Clause 12.

12.2

Notwithstanding Clause 12.1, each of the parties hereto may disclose the terms of the purchase to its investors, employees, investment bankers, lenders, accountants, attorneys, business partners, directors, shareholders and senior management and bona fide prospective investors, in each case only where such persons or entities are under appropriate non-disclosure obligations. For the avoidance of doubt, other than disclosures to the foregoing permitted persons, none of the parties may disclose the purchase amounts in relation to the Selling Shares, the amount of valuation of the Company, the rights and privileges of the Purchaser under this Agreement and the share capital structure of the Company to any person except with the prior written consent of the Purchaser (such consent not to be unreasonably withheld).

12.3	In the event that any party becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to make disclosure not permitted under Clause 12.1 and 12.2, such party (“Disclosing Party”) shall provide the other parties (“Non-Disclosing Parties”) with prompt written notice of that fact so that the appropriate party may seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedies. In such event, the Disclosing party shall furnish only that portion of the information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information to the extent reasonably requested by any Non-Disclosing Party.

12.4	Clauses 12.1, 12.2 and 12.3 shall cease to have effect and cease to be binding on the parties hereto after the expiry of six (6) months following the Completion or at the time of public filling of the Company’s registration statement pursuant to a Qualified IPO, whichever is earlier. For the avoidance of doubt, any information relating to the transactions contemplated hereby and by the Transaction Documents, to the extent such information has been made public, through public disclosure in a registration statement or otherwise (not attributable to the Purchaser in violation of any of the Clauses 12.1, 12.2 and 12.3), shall not be deemed confidential information in respect of the Purchaser.

13.	ASSIGNMENT AND COUNTERPARTS

13.1	This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective assigns and successors.

13.2	The Purchaser may assign and transfer in whole but not in part, to any of its subsidiaries, associated or affiliated companies, its rights, benefits and obligations in this Agreement including without limitation the benefit of any representations, warranties and undertakings contained herein. However, the Purchaser may not assign and transfer any of its rights, benefits and obligations in this Agreement to any direct competitors of the Company upon the assign or transfer. Save as aforesaid, no party hereto may assign or transfer any of his or its rights or obligations under this Agreement.

13.3	This Agreement may be entered into by any party by executing a counterpart hereof. All such counterparts when taken together shall constitute one and the same instrument and this Agreement shall only take effect upon the execution by each of the parties hereto.

14.	NOTICES AND OTHER COMMUNICATION

Any notice or other communication to be given under this Agreement shall be in writing and may be delivered by hand or given by facsimile or sent by an established courier service to the address or fax number from time to time designated, the initial address and fax number so designated by each party are set out in Schedule 7. Any such notice or communication shall be sent to the party to whom it is addressed and must contain sufficient reference and/or particulars to render it readily identifiable with the subject matter of this Agreement. If so delivered by hand or given by facsimile such notice or communication shall be deemed received on the date of despatch and if so sent by an established courier service, shall be deemed received three (3) Business Days after the date of despatch.

15.	FURTHER ASSURANCE

Each of the parties shall at its/his (as the case may be) own costs, from time to time on request, do or procure the doing of all acts and/or execute or procure the execution of all documents in a form satisfactory to the other parties which the other parties may reasonably request for giving full effect to this Agreement and securing to the other parties the full benefit of the rights, powers and remedies conferred upon the other parties in this Agreement.

16.	COSTS AND EXPENSES

16.1	Each party hereto shall bear its own fees and expenses in connection with the preparation and negotiation of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including without limitation, legal and other professional fees and expenses.

16.2	Taxes and governmental fees in respect of the carrying into effect of this Agreement shall be born by the parties in accordance with PRC laws and regulations.

17.	UPDATING OF CERTAIN EXHIBITS

17.1

The Warrantors may (i) from time to time, prior to or at the Completion, supplement or amend Exhibit A and (ii) from the date hereof until March 9, 2007 supplement or amend Exhibit B. If any such a supplement or amendment of any section of Exhibit A materially and adversely affects the benefits to be obtained by the Purchaser under this Agreement, then the Purchaser shall have the right to terminate this Agreement, but such termination shall be the Purchaser’s sole remedy relating to matters set forth in amendments or supplements to any section of Exhibit A. Notwithstanding any other provision hereof to the contrary, Exhibit A and the representations and warranties made by the Warrantors shall be deemed for all purposes to include and reflect the aforementioned supplements and amendments to Exhibit A as of the date hereof and at all times thereafter, including as of the Completion. Notwithstanding any other provision hereof to the contrary, Exhibit B and the representations and warranties made by the Warrantors shall be deemed for all purposes to include and reflect the aforementioned supplements and amendments to Exhibit B as of the date hereof and at all times thereafter, including as of the Completion.

18.	GOVERNING LAW AND JURISDICTION

18.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without regard to principles of conflicts of law thereunder.

18.2.	Dispute Resolution.

(a)	Any dispute, controversy or claim arising out of or in connection with or relating to this Warrant, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation between any of the parties hereto. Such consultation shall begin immediately after one party has delivered to one or more other parties a written request for such consultation (the “Request for Consultation”). If, within thirty (30) days following the date on which the Request for Consultation is delivered, the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party to the dispute with written notice to the other (the “Dispute Notice”).

(b)	The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three (3) arbitrators. The complainant or complainants, on the one hand, and the respondent or respondents, on the other, shall each nominate one (1) arbitrator within thirty (30) days after the delivery of the Dispute Notice to the respondent(s). The appointment of party-nominated arbitrators shall be confirmed by the Centre. Both arbitrators shall agree on the third arbitrator within thirty (30) days of their confirmation by the Centre. Should either the complainant(s) or respondent(s) fail to appoint an arbitrator or should the two arbitrators fail within thirty (30) days to reach agreement on the third arbitrator, such arbitrator shall be appointed by the Secretary General of the Centre. At least the third arbitrator shall be literate in reading and understanding Chinese language.

(c)	The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules as administered by the Centre at the time of the arbitration. However, if such rules conflict with the provisions of this Clause 18, including the provisions concerning the appointment of arbitrators, the provisions of this Clause 18 shall prevail.

(d)	The arbitrators shall decide any dispute submitted by the parties thereto strictly in accordance with the substantive law of Hong Kong and shall not apply any other substantive law.

(e)	Each party hereto shall cooperate with any of the parties to the dispute in making full disclosure of and providing complete access to all information and documents requested by any of the parties to the dispute in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(f)	The costs of arbitration shall be borne by the losing party or parties, unless otherwise determined by the arbitration tribunal.

(g)	When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute the parties shall continue to fulfill their respective obligations and, to the extent not in dispute, shall be entitled to exercise their rights under this Warrant.

(h)	The award of the arbitration tribunal shall be final and binding upon the parties to the dispute, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(i)	Any party to a dispute under this Clause 18 shall be entitled to seek injunctive relief from any court of competent jurisdiction pending the constitution of the arbitration tribunal.

IN WITNESS WHEREOF, the parties executed this Agreement the day and year first above written.

SIGNED by Joshua Guo)	/s/ Joshua Guo

for and on behalf of Great Joy Group Limited)

in the presence of : Daisy Chang)	/s/ Daisy Chang

Signature Page of the Share Purchase Agreement

IN WITNESS WHEREOF, the parties executed this Agreement the day and year first above written.

SIGNED by XU Dong	)	/s/ XU Dong
for and on behalf of	)
Jointly Gold Technologies Ltd.	)
in the presence of :	)
/s/ ZHANG Ruchun

SIGNED by	)	/s/ XU Dong
XU Dong	)
in the presence of :	)
/s/ ZHANG Ruchun

SIGNED by XU Dong	)	/s/ XU Dong
for and on behalf of	)
Noah Education Holdings Ltd.	)
in the presence of:	)
/s/ ZHANG Ruchun

Signature Page of the Share Purchase Agreement

IN WITNESS WHEREOF, the parties executed this Agreement the day and year first above written.

SIGNED by TANG Benguo	)	/s/ TANG Benguo
for and on behalf of	)
First Win Technologies Ltd.	)
in the presence of :	)
/s/ ZHANG Ruchun

SIGNED by	)
TANG Benguo	)	/s/ TANG Benguo
in the presence of :	)
/s/ ZHANG Ruchun

Signature Page of the Share Purchase Agreement

IN WITNESS WHEREOF, the parties executed this Agreement the day and year first above written.

SIGNED by WANG Xiaotong	)	/s/ WANG Xiaotong
for and on behalf of	)
Global Wise Technologies Ltd.	)
in the presence of :	)
/s/ ZHANG Ruchun

SIGNED by	)	/s/ WANG Xiaotong
WANG Xiaotong	)
in the presence of :	)
/s/ ZHANG Ruchun

Signature Page of the Share Purchase Agreement

IN WITNESS WHEREOF, the parties executed this Agreement the day and year first above written.

SIGNED by	)
for and on behalf of	)
Noah Education Technology	)	[Stamp of Noah Education Technology (Shenzhen) Co. Ltd.]
(Shenzhen) Co. Ltd.	)	/s/
in the presence of :	)
/s/ ZHANG Ruchun

Signature Page of the Share Purchase Agreement

IN WITNESS WHEREOF, the parties executed this Agreement the day and year first above written.

SIGNED by	)
for and on behalf of	)	[Stamp of Innovative Noah Electronic (Shenzhen) Co. Ltd.]
Innovative Noah Electronic	)	/s/
(Shenzhen) Co. Ltd.	)
in the presence of :	)
/s/ ZHANG Ruchun

Signature Page of the Share Purchase Agreement

IN WITNESS WHEREOF, the parties executed this Agreement the day and year first above written.

SIGNED by	)
for and on behalf of	)	[Stamp of New Noah Technology (Shenzhen) Co. Ltd.]
New Noah Technology	)	/s/
(Shenzhen) Co. Ltd.	)
in the presence of:	)
/s/ ZHANG Ruchun

Signature Page of the Share Purchase Agreement

IN WITNESS WHEREOF, the parties executed this Agreement the day and year first above written.

SIGNED by	)
for and on behalf of	)	[Stamp of Bright Sound Electronic Co. Ltd.]
Bright Sound Electronic Co. Ltd.	)	/s/
in the presence of:	)
/s/ ZHANG Ruchun

Signature Page of the Share Purchase Agreement

SCHEDULE 1

LIST OF ORDINARY SHARE SELLERS

Part A

Ordinary shareholder	Price per share (USD)	No. of shares to be sold	Consideration (USD)
Jointly Gold Technologies Ltd.	12.28416	(36,633)	(450,000)
First Win Technologies Ltd.	12.28416	(24,422)	(300,000)
Global Wise Technologies Ltd.	12.28416	(20,351)	(250,000)

		(81,406)	(1,000,000)

Part B

Jointly Gold Technologies Ltd.

1. Type of Entity:	limited liability company

2. Legal Address:	Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands

3. Date of Establishment:	February 20, 2004

4. Place of Incorporation:	British Virgin Islands

5. Authorized Capital:	US$ 50,000.00

6. Directors:	XU Dong

First Win Technologies Ltd.

1. Type of Entity:	limited liability company

2. Legal Address:	Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands

3. Date of Establishment:	March 5, 2004

4. Place of Incorporation:	British Virgin Islands

5. Authorized Capital:	US$ 50,000.00

Schedule 1

6. Directors:	TANG Benguo

Global Wise Technologies Ltd.

1. Type of Entity:	limited liability company

2. Legal Address:	Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands

3. Date of Establishment:	March 12, 2004

4. Place of Incorporation:	British Virgin Islands

5. Authorized Capital:	US$ 50,000.00

6. Directors:	WANG Xiaotong

Schedule 1

SCHEDULE 2

PARTICULARS OF THE COMPANY

1. Registered Office:	the offices of M&C Corporate Services Limited, P.O.Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands

2. Date of Incorporation:	April 8, 2004

3. CR Number:	134538

4. Place of Incorporation:	Cayman Islands

5. Directors:	Xu Dong, Benguo Tang, Xiaotong Wang, Tsang Kwong Yue Conrad, Xiao Xianquan, Barry John Buttifant

6. Authorized Share Capital as at the date hereof:	US$50,000 divided into 5,000,000,000 shares of par value of US$0.0001 each of which 300,000,000 designated Ordinary Shares and 200,000,000 designated Series A Preference Shares.

7. Authorized Share Capital as at the Completion Date:	US$50,000 divided into 5,000,000,000 shares of par value of US$0.0001 each of which 300,000,000 designated Ordinary Shares and 200,000,000 designated Series A Preference Shares.

8. Issued Share Capital:	as per the Capitalization Table in Exhibit C.

Schedule 2

SCHEDULE 3

BVI EXISTING SHAREHOLDERS

1.	XU Dong ( ):

Passport Number: G01452308

Address: No. A4-4A, Cuihai Garden, Lianhua West Road, Futian District, Shenzhen City, PRC

2.	TANG Benguo ( )

Passport Number: G04339504

Address: No. 2-2-2B, Xinghaimingcheng, Nanshan District, Shenzhen City, PRC

3.	WANG Xiaotong ( )

Passport Number: G04327510

Address: No. A32A, Cuihai Garden, Zhuzilin, Futian District, Shenzhen City, PRC

Schedule 3

SCHEDULE 4

LIST OF WFOES

Noah Education Technology (Shenzhen) Co. Ltd.

1. Type of Entity:	Wholly Foreign-owned Enterprise

2. Legal Address:	No. 1002, 10th F, Building B, Tian’an Hi-tech Venture Park, Chegong Temple, Futian District, Shenzhen, PRC

3. Date of Establishment:	March 29, 2006

4. Place of Incorporation:	Shenzhen, China

5. Registered Capital:	US$250,000

6. Total Investment:	US$350,000

7. Legal Representative:	Mr. XIAO Xianquan

Innovative Noah Electronic (Shenzhen) Co. Ltd.

1. Type of Entity:	Wholly Foreign-owned Enterprise

2. Legal Address:	10th F, Building B, Tian’an Hi-tech Venture Park, Shen South West Road, Futian District, Shenzhen, PRC

3. Date of Establishment:	June 7, 2004

4. Place of Incorporation:	Shenzhen, China

5. Registered Capital:	US$ 5,000,000

6. Total Investment:	US$12,500,000

7. Legal Representative:	Mr. XU Dong

New Noah Technology (Shenzhen) Co. Ltd.

1. Type of Entity:	Wholly Foreign-owned Enterprise

Schedule 4

2. Legal Address:	East 6th F, Building 303, Industrial Area, Chegong Temple, Futian District, Shenzhen, PRC

3. Date of Establishment:	November 23, 2003

4. Place of Incorporation:	Shenzhen, China

5. Registered Capital:	RMB 10,000,000

6. Total Investment:	RMB 14,280,000

7. Legal Representative:	Mr. Xu Dong

Bright Sound Electronic (Shenzhen) Co. Ltd.

1. Type of Entity:	Wholly Foreign-owned Enterprise

2. Legal Address:	No. 601, East 6th F, Building 303, Industrial Area, Chegong Temple, Futian District, Shenzhen, PRC

3. Date of Establishment:	July 4, 2006

4. Place of Incorporation:	Shenzhen, China

5. Registered Capital:	US$ 150,000

6. Total Investment:	US$150,000

7. Legal Representative:	Mr. XU Baolin

Schedule 4

SCHEDULE 5

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE WARRANTORS

Each of the Warrantors jointly and severally represents and warrants to the Purchaser that, except as set forth in the Schedule of Exceptions (“Schedule of Exceptions”) attached to this Agreement as Exhibit A (which Schedule of Exceptions shall be deemed to be representations and warranties to the Purchaser), the statements in this Schedule 4 are all true, correct and complete.

In this Schedule, any reference to a party’s “knowledge” means such party’s actual knowledge of officers, directors, and other employees of such party reasonably believed to have knowledge of the matter in question.

1.	Organization, Good Standing and Qualification. Each of the Company and the WFOEs is duly organized, validly existing and in good standing under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted. Each of the Company and the WFOEs is qualified to do business (including but not limited to the Business) and is in good standing in each jurisdiction where failure to be so qualified would have a material adverse effect on its financial condition, business or operations. No order has been made or petition presented or resolution passed for the winding up, liquidation or dissolution of any of the Company and the WFOEs and no distress, execution or other process has been levied on assets of any of the Company and the WFOEs.

2.	Capitalization. The information set out in Schedules 1 to 4 and in the Capitalization Table of the Company attached hereto as Exhibit C is true, correct and complete. Except as set out therein, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase or be issued or allotted with any of the shares of the Company. As of the date hereof, the Company has a total of 14,734,423 Ordinary Shares and the Lehman Warrant* issued and outstanding on a fully-diluted and as-converted basis.

*Lehman Warrant: Warrant to Purchase Ordinary Shares of Noah Education Holdings Ltd. entered into by the Company and Lehman Brothers Commercial Incorporation Asia Limited (“Lehman”) dated March 16, 2007, by which Lehman is entitled to purchase from the Company such number of newly issued Ordinary Shares of the Company, free and clear of all liens and encumbrances that is equal to (i) US$7,500,000 divided by (ii) the Exercise Price (as defined in the Lehman Warrant), rounded up to the nearest whole number.

3.	Subsidiaries. Except for its ownership of the entire registered capital of the WFOEs,

Schedule 5

the Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity, on or before Completion.

4.	Due Authorization. All corporate action on the part of each of the Company and the WFOEs, and its officers, directors and shareholders necessary for the authorization, execution and delivery of, and the performance of all obligations under this Agreement has been taken or will be taken prior to the Completion. This Agreement is a valid and binding obligation of the parties thereto enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

5.	Liabilities. Prior to and upon the Completion, there are no liabilities or obligations (including without limitation liabilities under guarantees or indemnities or other contingent liabilities) which have been assumed or incurred, or agreed to be assumed or incurred, by any of the Company and the WFOEs, other than account payables in the ordinary course of business. None of the Company or the WFOEs is a party to or is liable (including, without limitation, contingently) under any guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person’s obligation. None of the Company or the WFOEs has any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or for which any of them has otherwise become directly or indirectly liable.

6.	Title to Properties and Assets.

(a)	Properties Assets. Each of the Company and the WFOEs has good and marketable title to its properties and assets owned by it (“Proprietary Assets”, which includes the Intellectual Property) held in each case subject to no mortgage, pledge, lien, encumbrance, security interest or charge of any kind. With respect to the property and assets it leases, each of the Company and the WFOEs is in compliance with such leases and except as disclosed in Exhibit A each of the Company and the WFOEs holds valid leasehold interests in such assets free of any liens, encumbrances, security interests or claims of any party other than the lessors of such property and assets.

(b)	Intellectual Properties. Except for the Intellectual Property stipulated in Exhibit B, neither the Company nor any of the WFOEs nor their respective subsidiary or affiliate owns any Intellectual Properties which has a material effect on the Business of the Company that has not been disclosed to parties hereof.

7.	Status of Proprietary Assets.

(a)	Ownership. Each of the Company and the WFOEs has full title and ownership of, or has license to, all assets necessary to enable it to carry on the Business

Schedule 5

without any conflict with or infringement of the rights of others. To the best knowledge of the Company and the WFOEs, no third party has any ownership right, title, interest, claim in or lien on any Proprietary Assets of the Company or the WFOEs. Each of the Company and the WFOEs has taken all steps reasonably necessary to preserve its legal rights in, and the secrecy of, all its Proprietary Assets, except those for which disclosure is required for legitimate business or legal reasons.

(b)	Licenses; Other Agreements. Except for options or licenses that were granted in the ordinary course of business consistent with past practice, none of the Company or the WFOEs has granted, and there are not outstanding, any options or licenses of any kind relating to any of its Proprietary Assets, nor is any of the Company or the WFOEs bound by or a party to any option or license of any kind with respect to any of its Proprietary Assets which would reasonably be expected to have a Material Adverse Effect on the Company. Except for royalties or payments incurred in the ordinary course of business consistent with past practice, none of the Company or the WFOEs is obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Proprietary Asset or any other property or rights.

(c)	No Infringement. The Intellectual Property (including any software) used or developed or planned to be used or under development by any of the Company or the WFOEs do not, and are not likely to (to the knowledge of the Company and the WFOEs), infringe any intellectual property right of any other person, and all licences to any of the Company or the WFOEs in respect of any Intellectual Property are in full force and effect and no party to an agreement relating to the use by any of the Company or the WFOEs of intellectual property of another person is, or has at any time been, in breach of that agreement, except as disclosed in Exhibit A attached hereto. None of the Intellectual Property registered or alleged to be owned by any of the Company or the WFOEs has been wrongfully or unlawfully acquired by any of the Company or the WFOEs. All the Intellectual Property registered or owned by any of the Company or the WFOEs and the validity or subsistence of right, title and interest of any of the Company or the WFOEs therein, is not the subject of any current, pending or, to the knowledge of the Company, threatened challenge, claim or proceedings, including without limitation opposition, cancellation, revocation or rectification, and has not during the period of one year prior to Completion been the subject of any challenge, claim or proceeding, and, to the knowledge of the Company, there are no facts or matters which might give rise to any such challenge, claim or proceedings.

(d)	No Breach by Employee. No employee or, to the knowledge of the Company, consultant of any of the Company or the WFOEs is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or administrative agency,

Schedule 5

or any other restriction that would interfere with the use of his or her best efforts to carry out his or her duties for such company or to promote the interests of such company or that would conflict with its business as proposed to be conducted. To the reasonable knowledge of the Company and the WFOEs, the carrying on of the business of each of the Company and the WFOEs by the employees and contractors of such company and the conduct of its business as presently proposed, does not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees or contractors of such company is now obligated. To the best knowledge of the Company and the WFOEs, at no time during the conception of or reduction of any Intellectual Property of the Company and the WFOEs to practice was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any governmental entity or agency or private source, performing research sponsored by any governmental entity or agency or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the rights of any of the Company and the WFOEs in such Intellectual Property.

(e)	Computer System. Except as disclosed in Exhibit A, none of the records, systems, data or information of any of the Company and the WFOEs is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held (including, without limitation, an electronic, mechanical or photographic process computerised or not) which are not under the exclusive ownership and direct control of the Company and the WFOEs.

7.	No Disclosure. To its reasonable knowledge, none of the Company or the WFOEs has (otherwise than in the ordinary and normal course of business) disclosed, or permitted to be disclosed, or undertaken or arranged to disclose, to any person other than its shareholders and the Purchaser any of its know-how, trade secrets, confidential information, price lists or lists of customers or suppliers.

(g)	Protective Measures. Each of the Company and the WFOEs has taken reasonable and appropriate steps to keep confidential material technical information developed by or belonging to it, which has not been patented or copyrighted. Each of the Company and the WFOEs has taken commercially reasonable steps to preserve and protect all Intellectual Property rights registered or owned by it, including without limitation registration and the full payment of all renewal fees for the registration of such Intellectual Property.

8.	Material Contracts and Obligations. All agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which any of the Company or the WFOEs is a party or by which it is bound that are (i) material and related to the conduct and operations of its business and properties; (ii) material and involve any of the officers, consultants, directors,

Schedule 5

employees or shareholders of any of the Company or the WFOEs; or (iii) obligate any of the Company or the WFOEs to share, license or develop any product or technology have been made available for inspection by the Purchaser and its counsel. For purposes of this Section 8, “material” shall mean any agreement, contract, indebtedness, liability, arrangement or other obligation either: (i) having an aggregate value, cost or amount in excess of US$50,000 within a 12 month period or (ii) not terminable upon ninety (90) days’ notice without incurring any penalty or obligation.

9.	Litigation. Except as described in Exhibit A, there is no action, suit, proceeding, claim, arbitration or investigation (“Action”) pending (or, to the best knowledge of the Company and the WFOEs currently threatened) against any of the Company or the WFOEs, the activities, properties or assets of any of the Company or the WFOEs or, to the best knowledge of the Company and the WFOEs, against any officer, director or employee of any of the Company or the WFOEs in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of any of the Company or the WFOEs. To the best knowledge of the Company and the WFOEs, there is no factual or legal basis for any such Action that would reasonably be expected to result in a Material Adverse Effect. By way of example but not by way of limitation, there are no Actions pending or, to the best knowledge of the Company and the WFOEs, threatened (or any basis therefor) relating to the prior employment of any employees or consultants of any of the Company or the WFOEs, their use in connection with the business of any of the Company or the WFOEs of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties, or their obligations under any agreements with prior employers, clients or other parties that would reasonably be expected to result in a Material Adverse Effect. None of the Company or the WFOEs is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any of the Company or the WFOEs currently pending or which it intends to initiate, except as disclosed in Exhibit A attached hereto.

10.	Governmental Consents. All consents, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any governmental authority (“Governmental Authorizations”) on the part of each of the Company and the WFOEs required in connection with the consummation of the transactions contemplated herein and for the conduct and operation of the Business shall have been obtained prior to and be effective as of the Completion.

11.	Compliance with Other Instruments. None of the Companies or the WFOEs is in any violation, breach or default of any term of its constitutional documents which may include, as applicable, memoranda and articles of association, feasibility studies and the like (the “Constitutional Documents”), or in any material respect of any term or provision of any material mortgage, indenture, contract, agreement or instrument to which any of the Company or the WFOEs is a party or by which it is bound (the “ Company Contracts”) or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon any of the Company or the WFOEs.

Schedule 5

The execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby does not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Constitutional Documents of any of the Company or the WFOEs, or any Company Contract or a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or encumbrance upon any asset of any of the Company or the WFOEs except for such defaults under Company Contracts that would not adversely affect the ability of the Company or the WFOEs to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement.

12.	Registration Rights. Except as provided in the Amended and Restated Shareholders’ Agreement, the Company has not granted or agreed to grant any person or entity any registration rights (including piggyback registration rights).

13.	Financial Statements. Attached hereto as Exhibit D are copies of the (i) unaudited combined financial statements of the Company and the WFOEs (and the notes and schedules thereto) as of and for the years ended December 31, 2004 and 2005 and (ii) unaudited combined financial statements of the Company and the WFOEs for the six-month period ended June 30, 2006. Such financial statements are collectively referred to herein as the “Financial Statements.” For the purposes of this Agreement, the unaudited consolidated balance sheet of the Company, which is included in the Financial Statements, as of June 30, 2006, is referred to as the “Balance Sheet” and June 30, 2006 is referred to as the “Balance Sheet Date”. Such Financial Statements (a) are in accordance with the books and records of the Company and the WFOEs, (b) are true, correct and complete and present fairly the financial condition of the Company and the WFOEs at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with generally accepted IFRS principles applied on a consistent basis. Specifically, but not by way of limitation, the respective balance sheets of the Financial Statements disclose all material debts, liabilities and obligations of any nature of the Company and the WFOEs, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, disputed liabilities and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with generally accepted accounting principles. Each of the Company and the WFOEs has good and marketable title to all assets set forth on the balance sheet of the Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since their respective dates.

The Company’s 2006 Audited Annual Net Income will be no less than US$10.8 million.

14.	Certain Actions. Since the Balance Sheet Date, none of the Company or the WFOEs has: (a) except as otherwise disclosed in Exhibit A attached hereto declared or paid

Schedule 5

any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital share or any other equity interest; (b) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of US$500,000 or in excess of US$1,000,000 in the aggregate; (c) made any loans or advances to any person, other than ordinary advances for travel expenses; (d) sold, exchanged or otherwise disposed of any material assets or rights other than in the ordinary course of its business; or (e) entered into any transactions with any of its officers, directors or employees or any entity controlled by any of such individuals.

15.	Activities Since Balance Sheet Date. Since the Balance Sheet Date, with respect to each of the Company and the WFOEs, there has not been:

(a)	to the best knowledge of the Company and the WFOEs, any damage, destruction or loss, whether or not covered by insurance that has had or would reasonably be expected to have a Material Adverse Effect;

(b)	any waiver by the company of a valuable right or of a material debt owed to it;

(c)	any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the company, except such satisfaction, discharge or payment made in the ordinary course of business that is not material to the assets, properties, financial condition, operating results or business of the company;

(d)	any material change or amendment to a material contract or arrangement by which the company or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(e)	any material change in any compensation arrangement or agreement with any present or prospective employee, contractor or director not approved by the directors;

(f)	any resignation or termination of any key officers;

(g)	except as otherwise disclosed in Exhibit A attached hereto any declaration or payment of any dividend or other distribution of the assets;

(h)	any sale, assignment or transfer of any Proprietary Assets or other intangible assets of the company other than in the ordinary and usual course of the Business;

(i)	any debt, obligation, or liability incurred, assumed or guaranteed by the company, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business; or

(j)	any other event or condition of any character which would materially and adversely affect the assets, properties, financial condition, operating results or business of the Company.

Schedule 5

16.	Tax Matters.

(a)	Tax Liabilities. Prior to and upon the Completion, none of the Company or the WFOEs has any tax liabilities from tax-related outstanding litigation, or administrative penalty. The provisions for taxes in the Financial Statements are sufficient for the payment of all accrued and unpaid applicable taxes of the Company and the WFOEs, whether or not assessed or disputed as of the date of such balance sheet. There have been no examinations or audits of any tax returns or reports by any applicable governmental agency. Each of the Company and the WFOEs has duly filed all tax returns required to have been filed by it and paid all taxes shown to be due on such returns. There are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

(b)	Controlled Foreign Corporation. None of the Company and the WFOEs is nor will become, as a result of the transactions contemplated herein a “controlled foreign corporation”, as defined in the Internal Revenue Code of 1986, as amended (the “Code”).

(c)	Passive Foreign Investment Company. Although not free from doubt, the Company does not expect that the Company will be a “passive foreign investment company” (“PFIC”) as defined in the Code, for the current taxable year, and the Company does not expect to conduct its business in a manner that would reasonably be expected to result in the Company becoming a PFIC in the foreseeable future under current laws and regulations.

(d)	Classification for U.S. Tax Purposes. Each of the Company and the WFOEs is treated as a corporation for U.S. federal income tax purposes.

17.	Related Party Matters.

(a)	Related Party Transactions. No officer or director of any of the Company or the WFOEs or any Associate of any such person has, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to any of the Company or the WFOEs any goods, property, technology, intellectual or other property rights or services; or (b) any contract or agreement (other than his or her employment or service agreement with any of the Company or the WFOEs) to which any of the Company or the WFOEs is a party or by which it may be bound or affected. No officer or director of any of the Company or the WFOEs or any Associate of any such person has any employment or service agreement with any of the Company or the WFOEs which provides for an annual remuneration of more than US$100,000.00 per annum.

(b)	No Competing Business Interest. The Company or the WFOEs or their

Schedule 5

respective Associate do not have any rights or interests, directly or indirectly, in any businesses other than those now carried on by any of the Company or the WFOEs and their respective subsidiaries which are or are likely to be, or become, competitive with the businesses of the Company or the WFOEs and in respect of which any such person, with its Associates, holds, and is beneficially interested in, less than 5% of any securities in that company.

18.	Share Restriction Agreements. Each person who, pursuant to any benefit, bonus or incentive plan of any of the Company or the WFOEs, holds any issued ordinary shares or other securities of any of the Company or the WFOEs or any option, warrant or right to acquire such shares or other securities, has entered into or is otherwise bound by, an agreement granting the relevant company (a) the right to repurchase the shares for the original purchase price, or to cancel the option, warrant or right, in the event the holder’s employment or services with the relevant company terminate for any reason, subject to release of such repurchase or cancellation right on terms and conditions specified by the relevant company, and (b) a right of first refusal with respect to all such shares. The Company has furnished to the Purchaser true and complete copies of the forms of all such share restriction agreements.

19.	Power of Attorney. None of the Company or the WFOEs has granted any power of attorney or similar power or authorization to any person (including any director or shareholder), other than in the ordinary course of its business.

20.	Compliance with Law

(a)	To the reasonable knowledge of the Company and the WFOEs, none of the Company or the WFOEs nor any of their respective directors, employees, officers, consultants or agents has committed any criminal offence or any breach of the requirements or conditions of any statute, treaty, legislation, regulation, bye-law or other obligation relating to any of the Company or the WFOEs or the carrying on of the Business. Each of the Company or the WFOEs has obtained all approvals, licenses, registrations, and consents necessary to own its assets and for the carrying on of its business as it now carries on and all such approvals, licenses, registrations and consents are valid and subsisting.

(b)	None of the Company or the WFOEs is the subject of any investigation or inquiry by any governmental or regulatory bodies and to the best knowledge of the Company and the WFOEs there are no facts which are likely to give rise to such investigation or inquiry.

Schedule 5

SCHEDULE 6

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE ORDINARY SHARE SELLERS

Each of the Ordinary Share Sellers hereof severally but not jointly represents and warrants to the Purchaser that, except as set forth in the Schedule of Exceptions attached to this Agreement as Exhibit A (which Schedule of Exceptions shall be deemed to be representations and warranties to the Purchaser) or otherwise disclosed to the Purchaser, the statements in this Schedule 6 are all true, correct and complete.

In this Schedule, any reference to a party’s “knowledge” means such party’s actual knowledge after due and diligent inquiries of officers, directors, and other employees of such party reasonably believed to have knowledge of the matter in question.

1.	Such Ordinary Share Seller has duly executed and delivered this Agreement and on the Completion Date will have duly executed and delivered the other Transaction Documents to which it shall be a party. This Agreement constitutes, and each such Transaction Document, when so executed and delivered, will constitute the legal, valid and binding obligation of such Ordinary Share Seller enforceable against it in accordance with its respective terms except as enforcement thereof may be subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

2.	Such Ordinary Share Seller owns the Selling Ordinary Shares set forth opposite its name in Schedule 1 of this Agreement free and clear of any Liens. Upon the delivery of and payment for such Ordinary Share Seller’s Selling Ordinary Shares at the Closing as provided for in this Agreement, the Purchaser will acquire good and valid title to such Ordinary Share Seller’s Selling Ordinary Shares, free and clear of any Lien other than any Lien created by the Purchaser.

3.	Immediately prior to the Completion Date, each share of such Ordinary Share Seller’s Selling Ordinary Shares has been duly authorized and validly issued and is fully paid and nonassessable.

4.	Except for this Agreement, no subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating such Ordinary Share Seller, contingently or otherwise, to issue or sell, or cause to be issued or sold, any shares of capital stock of any class of each of the Company or the WFOEs, or any securities convertible into or exchangeable for any such shares, are outstanding, and no authorization therefor has been given. There are no outstanding contractual or other rights or obligations to or of such Ordinary Share Seller to repurchase, redeem or otherwise acquire any outstanding shares or other equity interests of each of the Company and the WFOEs.

Schedule 6

5.	The execution, delivery and performance of this Agreement and the other Transaction Documents by such Ordinary Share Seller thereto, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), create in any other person a right or claim of termination, amendment, or require modification, acceleration or cancellation of, or result in the creation of any Lien (or any obligation to create any Lien) (other than the Liens as contemplated by the Transaction Documents) upon any of the properties or assets of such Ordinary Share Seller or each of the Company and the WFOEs under, (a) to the knowledge of such Ordinary Share Seller any law applicable to such Ordinary Share Seller or any of its respective properties or assets, or (b) any contract, or any other agreement or instrument to which such Ordinary Share Seller is a party or by which any of its respective properties or assets may be bound, except for violations and defaults that, individually or in the aggregate, would not reasonably be expected to have or result in a material adverse effect with respect to such Ordinary Share Seller, or to materially impair the ability of such Ordinary Share Seller to perform its respective obligations hereunder and under the other Transaction Documents.

Schedule 6

SCHEDULE 7

ADDRESSES AND FAX NUMBERS FOR NOTIFICATIONS

1.	Noah Education Holding Limited

Address:

Attn: Mr. XU Dong

	Fax No.:	(86755)-83432793

2.	Jointly Gold Technologies Ltd.

Address:

Attn: Mr. XU Dong

	Fax No.:	(86755)-83432793

3.	First Win Technologies Ltd.

Address:

Attn: Mr. TANG Benguo

	Fax No.:	(86755)-83432793

4.	Global Wise Technologies Ltd.

Address:

Attn: Mr. WANG Xiaotong

	Fax No.:	(86755)-83432793

5.	Great Joy Group Limited

Address:

Fax No.:

Schedule 7